Exhibit 99.1

PondelWilkinson Partners

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

CONTACTS:	Mark Astrachan
SVP, Investor Relations & Corporate Development
(951) 739-6200

NEWS RELEASE	Roger S. Pondel / Judy Lin
PondelWilkinson
(310) 279-5980

MONSTER BEVERAGE REPORTS 2026 THIRD QUARTER FINANCIAL RESULTS

2026 Third Quarter Highlights

•	Net Sales rise 16.7 percent to $2.56 billion
•	Net Sales to Customers Outside the United States increase 28.1 percent to $1.20 billion, representing 47 percent of total Net Sales
•	Net Income Per Diluted Share increases 7.8 percent to $0.29 per share (8.5 percent to $0.30 per share on a non-GAAP adjusted basis)[1]

1The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below.)

Corona, CA – November 5, 2026 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2026.

Net sales for the 2026 third quarter increased 16.7 percent to $2.56 billion, from $2.20 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2026 third quarter of $8.1 million. Net sales on a foreign currency adjusted basis (non-GAAP) increased 16.3 percent in the 2026 third quarter.

Net sales, excluding the Alcohol Brands segment (non-GAAP), increased 17.1 percent in the 2026 third quarter. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 16.7 percent in the 2026 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Bang Energy® drinks, Storm™ and Reign Storm® total wellness energy drinks and FLRT™ total wellness energy drinks, increased 17.1 percent to $2.37 billion for the 2026 third quarter, from $2.03 billion for the 2025 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $7.5 million for the 2026 third quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 16.7 percent in the 2026 third quarter.

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, Predator® and Fury®, increased 19.8 percent to $156.4 million for the 2026 third quarter, from $130.5 million in the 2025 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $0.6 million for the 2026 third quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 19.3 percent in the 2026 third quarter.

Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 13.6 percent to $28.5 million for the 2026 third quarter, from $33.0 million in the 2025 third quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, decreased 29.5 percent to $4.8 million for the 2026 third quarter, from $6.8 million in the 2025 third quarter.

Net sales to customers outside the United States increased 28.1 percent to $1.20 billion in the 2026 third quarter, from $937.1 million in the 2025 third quarter, representing approximately 47 percent and 43 percent of total reported net sales for the 2026 and 2025 third quarters, respectively. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 27.2 percent to $1.19 billion in the 2026 third quarter.

Gross profit as a percentage of net sales for the 2026 third quarter was 54.7 percent, compared with 55.7 percent in the 2025 third quarter. The decrease in gross profit as a percentage of net sales for the 2026 third quarter was primarily the result of increased aluminum can costs, geographical sales mix and increased freight-in costs, partially offset by pricing actions. Adjusted gross profit (non-GAAP) as a percentage of net sales, excluding the Alcohol Brands segment, for the 2026 third quarter was 54.9 percent, compared with 56.2 percent in the 2025 third quarter.

Distribution expenses for the 2026 third quarter were $116.3 million, or 4.5 percent of net sales, compared with $82.6 million, or 3.8 percent of net sales, in the 2025 third quarter. The increase in distribution expenses for the 2026 third quarter was primarily due to increased freight and fuel expenses.

Selling expenses for the 2026 third quarter were $260.1 million, or 10.1 percent of net sales, compared with $214.6 million, or 9.8 percent of net sales, in the 2025 third quarter. The increase in selling expenses for the 2026 third quarter was primarily due to increased social, digital, media and other marketing expenses, including sponsorships and endorsements, in order to reach a broader consumer audience and increase household penetration.

General and administrative expenses for the 2026 third quarter were $305.7 million, or 11.9 percent of net sales, compared with $251.9 million, or 11.5 percent of net sales, for the 2025 third quarter. Stock-based compensation was $30.4 million for the 2026 third quarter, compared with $32.8 million in the 2025 third quarter. General and administrative expenses for the 2026 third quarter included a property and equipment impairment charge of $19.9 million and expenses of $14.7 million related to the Company’s digital transformation initiatives. Adjusted general and administrative expenses (non-GAAP) for the 2026 third quarter were $274.4 million, compared with $230.9 million in the 2025 third quarter. Adjusted general and administrative expenses (non-GAAP) as a percentage of net sales, less the Alcohol Brands segment, were 10.8 percent and 10.7 percent for the 2026 and 2025 third quarters, respectively.

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Monster Beverage Corporation

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Operating expenses for the 2026 third quarter were $682.0 million, compared with $549.1 million in the 2025 third quarter. Operating expenses for the 2026 third quarter included a property and equipment impairment charge of $19.9 million and expenses of $14.7 million related to the Company’s digital transformation initiatives. Adjusted operating expenses (non-GAAP) for the 2026 third quarter were $644.4 million, compared with $517.8 million in the 2025 third quarter. Operating expenses as a percentage of net sales for the 2026 third quarter were 26.6 percent, compared with 25.0 percent in the 2025 third quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales, less the Alcohol Brands segment, were 25.4 percent and 23.9 percent for the 2026 and 2025 third quarters, respectively.

Operating income for the 2026 third quarter increased 6.4 percent to $718.7 million, from $675.4 million in the 2025 third quarter. Adjusted operating income (non-GAAP) for the 2026 third quarter increased 7.1 percent to $748.1 million, from $698.4 million in the 2025 third quarter.

The effective tax rate for the 2026 third quarter was 24.6 percent, compared with 23.9 percent in the 2025 third quarter. The increase in the effective tax rate was primarily due to a lower stock-based compensation deduction and an increase in income from higher income tax jurisdictions, partially offset by a lower valuation allowance on foreign tax credit carryforwards.

Net income for the 2026 third quarter increased 8.4 percent to $568.4 million, from $524.5 million in the 2025 third quarter. Adjusted net income (non-GAAP) for the 2026 third quarter increased 9.0 percent to $591.1 million, from $542.1 million in the 2025 third quarter. Net income per diluted share for the 2026 third quarter increased 7.8 percent to $0.29, from $0.27 in the 2025 third quarter. Adjusted net income per diluted share (non-GAAP) for the 2026 third quarter increased 8.5 percent to $0.30, from $0.28 in the 2025 third quarter.

Hilton H. Schlosberg, Chief Executive Officer, said, “We delivered another quarter of strong top-line performance in both our domestic and international markets, with record quarterly net sales increasing 16.7 percent to $2.56 billion.

“Our net sales to customers outside the United States increased 28.1 percent in the 2026 third quarter to approximately 47 percent of total net sales. LATAM, in particular, had a solid 2026 third quarter with net sales increasing 48.8 percent in dollars, primarily driven by our operations in Brazil.

“During the 2026 third quarter, we continued our increased marketing investments across a variety of new platforms and partnerships, including social, digital and media, to support both existing product offerings and new product launches, as well as reach a broadening consumer base for the Company.

“Our new product launches this quarter, including additions to the Monster Energy®, Java Monster®, Mother® and FLRT™ product lines, reflect our ongoing commitment to innovation alongside the continued growth of our core offerings,” Mr. Schlosberg added.

2026 Nine-Months Results

Net sales for the nine-months ended September 30, 2026 increased 20.9 percent to $7.45 billion, from $6.16 billion in the comparable period last year. Net changes in foreign currency exchange rates had a favorable impact of $145.9 million on net sales for the nine-months ended September 30, 2026. Net sales on a foreign currency adjusted basis (non-GAAP) increased 18.6 percent in the nine-months ended September 30, 2026. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 19.1 percent in the nine-months ended September 30, 2026.

Gross profit as a percentage of net sales for the nine-months ended September 30, 2026 was 55.2 percent, compared with 56.0 percent in the comparable period last year.

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Monster Beverage Corporation

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Operating expenses for the nine-months ended September 30, 2026 were $1.92 billion, compared with $1.57 billion in the comparable period last year.

Operating income for the nine-months ended September 30, 2026 increased to $2.19 billion, from $1.88 billion in the comparable period last year.

The effective tax rate for the nine-months ended September 30, 2026 was 24.2 percent, compared with 23.9 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2026 increased 18.3 percent to $1.72 billion, from $1.46 billion in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2026 was $0.87, compared with $0.74 in the comparable period last year.

Share Repurchase Program

During the 2026 third quarter, the Company purchased approximately 2.3 million shares of its common stock at an average purchase price of $43.87 per share, for a total amount of approximately $100.0 million. As of November 4, 2026, approximately $800.0 million remained available for repurchase under the previously authorized repurchase programs.

Stock Split

As previously announced, the Company’s Board of Directors approved and declared a two-for-one stock split of its common stock, effected in the form of a 100 percent stock dividend. The stock dividend was issued on August 10, 2026, and the Company’s common stock began trading at the split-adjusted price on August 11, 2026.

Investor Conference Call

The Company will host an investor conference call today, November 5, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® and Punch Monster® Energy + Juice energy drinks, Java Monster® and Monster Killer Brew® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Storm™ and Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, FLRT™ total wellness energy drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™, Blind Lemon® and Blinder Lemon™. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain and/or surpass the current level of sales of our products, to adapt to changing consumer preferences, and to effectively respond to competitive products and pricing pressures; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; our ability to absorb, reduce or pass on to our bottlers/distributors increases in costs and expenses, including, but not limited to, increases to the cost of aluminum and other raw materials, the Midwest Premium, and freight and fuel costs; the impact of the current U.S. presidential administration’s policies on our energy drinks due to concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation, regulations and/or regulatory actions to limit or restrict the sale, labeling or marketing of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP), and restrictions on the use of the term “energy drink” or similar descriptions on product labels) and any related litigation; the impact of changes in U.S. trade policies, including the imposition of additional tariffs; the impact of adverse changes in our costs, supply chain, inflation, exchange rates, or consumer demand for our products; the imposition of new and/or increased excise, sales and/or other taxes on our products; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the effects of unilateral decisions by bottlers/distributors and/or retailers on our business, including their distribution and placement of our products, their consolidation, their discontinuation, or restriction of the range of, all or any of our products that they carry, their limitations on the sale or sizes of our products, and/or their allocation of less resources to the sale of our products; changes in the price and/or availability of raw materials and other supply chain issues, such as the availability of products, suitable production facilities and/or co-packing arrangements; possible recalls of our products and/or the consequences and costs of defective production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; disruption to and/or lack of effectiveness of our information technology systems, including internal and external cybersecurity threats and breaches; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; liabilities resulting from legal or regulatory proceedings, government investigations, and/or injunctions; the inherent operational risks, including the abuse or misuse of our products, presented by the alcoholic beverage industry and/or related claims that may not be adequately covered by insurance or may lead to litigation; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally; and the impact of military and geopolitical conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions, and changes in the political landscape, including as a result of elections, that could lead to shifts in government policy, legislation or regulation affecting our business. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2025 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2026 AND 2025

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales[1]	$2,563,053	$2,197,139	$7,453,817	$6,163,290

Cost of sales	1,162,318	972,653	3,340,099	2,714,428

Gross profit[1]	1,400,735	1,224,486	4,113,718	3,448,862
Gross profit as a percentage of net sales	54.7%	55.7%	55.2%	56.0%

Operating expenses	682,018	549,134	1,924,600	1,572,142
Operating expenses as a percentage of net sales	26.6%	25.0%	25.8%	25.5%

Operating income[1]	718,717	675,352	2,189,118	1,876,720
Operating income as a percentage of net sales	28.0%	30.7%	29.4%	30.4%

Interest and other income, net	34,779	14,185	82,776	37,522

Income before provision for income taxes[1]	753,496	689,537	2,271,894	1,914,242

Provision for income taxes	185,069	165,082	549,442	458,000
Income taxes as a percentage of income before taxes	24.6%	23.9%	24.2%	23.9%

Net income	$568,427	$524,455	$1,722,452	$1,456,242
Net income as a percentage of net sales	22.2%	23.9%	23.1%	23.6%

Net income per common share[3]:
Basic	$0.29	$0.27	$0.88	$0.75
Diluted	$0.29	$0.27	$0.87	$0.74

Weighted average number of shares of common stock and common stock equivalents[3]:
Basic	1,958,641	1,953,217	1,957,535	1,950,675
Diluted	1,980,113	1,969,933	1,978,204	1,967,064

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	304,902	258,387	884,306	720,823
Average net sales per case[2]	$8.30	$8.35	$8.31	$8.38

1Includes $10.2 million and $10.1 million for the three-months ended September 30, 2026 and 2025, respectively, related to the recognition of deferred revenue. Includes $30.2 million and $30.0 million for the nine-months ended September 30, 2026 and 2025, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

3Stock Split - On July 8, 2026, the Company announced a two-for-one stock split of its common stock, effected in the form of a 100% stock dividend. The stock dividend was issued on August 10, 2026 (the “Stock Split”). The condensed consolidated statements of income and other information have been retroactively updated to reflect the Stock Split.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2026 AND DECEMBER 31, 2025

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,148,401	$2,088,117
Short-term investments	1,555,851	677,084
Accounts receivable, net	1,957,774	1,618,072
Inventories	920,090	799,623
Prepaid expenses and other current assets	183,715	103,551
Prepaid income taxes	64,443	74,637
Total current assets	6,830,274	5,361,084

INVESTMENTS	927,011	487,329
PROPERTY AND EQUIPMENT, net	1,059,051	1,081,544
DEFERRED INCOME TAXES, net	189,314	188,646
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,381,006	1,379,268
OTHER ASSETS	203,968	159,431
Total Assets	$11,922,267	$9,988,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$686,617	$565,974
Accrued liabilities	324,148	306,085
Accrued promotional allowances	518,137	384,070
Deferred revenue	47,911	45,323
Accrued compensation	123,021	114,023
Income taxes payable	90,456	32,305
Total current liabilities	1,790,290	1,447,780

DEFERRED REVENUE	146,693	159,991
OTHER LIABILITIES	146,369	127,066

STOCKHOLDERS’ EQUITY[1]:
Common stock - $0.005 par value; 5,000,000 shares authorized; 2,272,868 shares issued and 1,957,404 shares outstanding as of September 30, 2026; 2,265,812 shares issued and 1,956,226 shares outstanding as of December 31, 2025	11,364	11,330
Additional paid-in capital	5,610,532	5,425,182
Retained earnings	11,076,668	9,354,216
Accumulated other comprehensive loss	(149,472)	(60,841)
Common stock in treasury, at cost; 315,464 shares and 309,586 shares as of September 30, 2026 and December 31, 2025, respectively	(6,710,177)	(6,475,779)
Total stockholders’ equity	9,838,915	8,254,108
Total Liabilities and Stockholders’ Equity	$11,922,267	$9,988,945

1Stock Split - The condensed consolidated balance sheets have been retroactively updated to reflect the Stock Split.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,563,053	$2,197,139	16.7%	$7,453,817	$6,163,290	20.9%
Currency Impact	(8,116)	N/A		(145,932)	N/A
Adjusted Net Sales – FX Neutral	$2,554,937	$2,197,139	16.3%	$7,307,885	$6,163,290	18.6%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,563,053	$2,197,139	16.7%	$7,453,817	$6,163,290	20.9%
Alcohol Brands Segment	(28,521)	(33,009)		(93,372)	(105,683)
Adjusted Net Sales – Less Alcohol	$2,534,532	$2,164,130	17.1%	$7,360,445	$6,057,607	21.5%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,563,053	$2,197,139	16.7%	$7,453,817	$6,163,290	20.9%
Alcohol Brands Segment	(28,521)	(33,009)		(93,372)	(105,683)
Currency Impact	(8,116)	N/A		(145,932)	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,526,416	$2,164,130	16.7%	$7,214,513	$6,057,607	19.1%

Monster Energy® Drinks	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
Segment	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$2,373,382	$2,026,843	17.1%	$6,918,166	$5,679,711	21.8%
Currency Impact	(7,479)	N/A		(134,697)	N/A
Adjusted Net Sales	$2,365,903	$2,026,843	16.7%	$6,783,469	$5,679,711	19.4%

Strategic Brands	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
Segment	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$156,367	$130,501	19.8%	$426,808	$358,727	19.0%
Currency Impact	(637)	N/A		(11,235)	N/A
Adjusted Net Sales	$155,730	$130,501	19.3%	$415,573	$358,727	15.8%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
Foreign	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Sales	$1,199,984	$937,069	28.1%	$3,425,640	$2,534,495	35.2%
Currency Impact	(8,116)	N/A		(145,932)	N/A
Adjusted Net Sales	$1,191,868	$937,069	27.2%	$3,279,708	$2,534,495	29.4%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Gross Profit	$1,400,735	$1,224,486	14.4%	$4,113,718	$3,448,862	19.3%
Alcohol Brands Segment	(8,236)	(8,315)		(27,620)	(28,319)
Adjusted Gross Profit	$1,392,499	$1,216,171	14.5%	$4,086,098	$3,420,543	19.5%
Adjusted Gross Profit as a percentage of Adjusted Net Sales – Less Alcohol	54.9%	56.2%		55.5%	56.5%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
General and Administrative Expenses	$305,651	$251,944	21.3%	$862,430	$746,187	15.6%
Alcohol Brands Segment	(10,897)	(15,849)		(34,245)	(53,547)
Litigation Provisions/Adjustments	(493)	(5,193)		5,290	(19,011)
Impairment of Property and Equipment[1]	(19,904)	-		(19,904)	-
Adjusted General and Administrative Expenses	$274,357	$230,902	18.8%	$813,571	$673,629	20.8%
Adjusted General and Administrative Expenses as a percentage of Adjusted Net Sales – Less Alcohol	10.8%	10.7%		11.1%	11.1%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Operating Expenses	$682,018	$549,134	24.2%	$1,924,600	$1,572,142	22.4%
Alcohol Brands Segment	(17,225)	(26,166)		(53,590)	(82,291)
Litigation Provisions/ Adjustments	(493)	(5,193)		5,290	(19,011)
Impairment of Property and Equipment[1]	(19,904)	-		(19,904)	-
Adjusted Operating Expenses	$644,396	$517,775	24.5%	$1,856,396	$1,470,840	26.2%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	25.4%	23.9%		25.2%	24.3%

	Three-Months Ended September 30,		Percentage Change	Nine-Months Ended September 30,		Percentage Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Operating Income	$718,717	$675,352	6.4%	$2,189,118	$1,876,720	16.6%
Alcohol Brands Segment	8,989	17,851		25,970	53,972
Litigation Provisions/ Adjustments	493	5,193		(5,290)	19,011
Impairment of Property and Equipment[1]	19,904	-		19,904	-
Adjusted Operating Income	$748,103	$698,396	7.1%	$2,229,702	$1,949,703	14.4%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Income	$568,427	$524,455	8.4%	$1,722,452	$1,456,242	18.3%
Alcohol Brands Segment	6,988	13,750		20,208	41,511
Litigation Provisions/ Adjustments	371	3,905		(3,984)	14,294
Impairment of Property and Equipment[1]	15,312	-		15,312	-
Adjusted Net Income	$591,098	$542,110	9.0%	$1,753,988	$1,512,047	16.0%

Adjustments in this table are net of tax.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2026	2025	26 vs. 25	2026	2025	26 vs. 25
Net Income per common share - Diluted	$0.29	$0.27	7.8%	$0.87	$0.74	17.6%
Alcohol Brands Segment	-	0.01		0.01	0.02
Litigation Provisions/ Adjustments	-	-		-	0.01
Impairment of Property and Equipment[1]	0.01	-		0.01	-
Adjusted Net Income per common share - Diluted	$0.30	$0.28	8.5%	$0.89	$0.77	15.3%

Adjustments in this table are net of tax.

1During the three-months ended September 30, 2026, the land and real property located in Kona, Hawaii were reclassified as held-for-sale, and a resulting impairment charge was recognized.